Exhibit 23.1

Weinberg & Baer LLC
115 Sudbrook Lane, Baltimore, MD 21208
Phone (410) 702-5660
________________________________________________________________________

Mr. Mordechay David, President and Director
Winecom, Inc.
2 Duchifat Street,
Kibbutz Dovrat, D.N Emek Yezreel 19325
Israel

Dear Mr. David:

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Registration Statement of Winecom Inc. on amended Form S-1 of our report on the financial statements of the Company as its registered independent auditor dated October 6, 2010, as of and for the periods ended July 31, 2010, July 31, 2009, December 31, 2009 and December 31, 2008 and from inception (July 1, 2008) through July 31, 2010. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC
Baltimore, Maryland
October 13, 2010